EXHIBIT 99.1

Frequency Electronics, Inc. Announces Third Quarter Fiscal Year 2010 Results

MITCHEL FIELD, N.Y., March 12, 2010 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported net income for the third quarter of fiscal 2010, which ended January 31, 2010, of $2.0 million, or $0.25 per diluted share, compared to a net loss of $129,000, or ($0.02) per diluted share in the preceding quarter, and net income of $99,000, or $0.01 per diluted share, in the third quarter of fiscal 2009. Net income for the first nine months of fiscal 2010 was $2.6 million, or $0.31 per diluted share, compared to net loss of $1.6 million, or ($0.19) per diluted share, in the same period of fiscal 2009. The fiscal year 2010 periods include a tax benefit of $2.0 million as a result of a change in tax laws regarding the carryback of net operating losses and also include non-cash investment impairment charges to income of $350,000 for the quarter and $550,000 for the nine months ended January 31, 2010.

Revenues for the third quarter were $12.5 million, compared to $11.4 million for the preceding quarter and $13.2 million for the same period of fiscal 2009. Revenues for the first nine months of fiscal 2010 were $36.4 million compared to $40.3 million for the same period of fiscal 2009.

Operating income for the third quarter of fiscal 2010 was $314,000, an increase over the $242,000 operating income in the preceding quarter, and compared to an operating loss of $215,000 in the third quarter of fiscal 2009. For the first nine months of fiscal 2010, operating income was $1.2 million compared to an operating loss of $2.5 million for the same period in the previous fiscal year.

Chairman of the Board General Joseph Franklin made the following comments: "Recent results add further support to our very positive outlook for Frequency Electronics.  The Company is generating increased operating profits at current revenue rates, reflecting operating efficiencies that were put in place last year. Our cash position has increased from $14.9 million at year end to $16.9 million at the end of the third quarter. We are making great progress on the design of new standardized space products which will address a larger share of the satellite payload market. Engineering models for these products are on schedule for completion by the end of this fiscal year. The Company has also made large R&D investments to develop and qualify state-of-the-art products which in many cases are sole-source on large, multi-year government programs. We anticipate significant additional bookings for follow-on phases of these programs, which will add to revenues and profitability."

Reports on the Company's major business areas:

- Satellite Payloads: Revenues from this business area in the third quarter continued on the same trend, approximately 33% of consolidated revenues. U.S. Government space program revenues continued to grow, while commercial revenues were relatively flat. Significant engineering effort is directed at development of new C and Ku band beacon/telemetry transceivers, and a new family of frequency generators and converters.

- U.S. Government/DOD non-satellite programs: Revenues from this business area exceeded 20% of consolidated revenues in the third quarter. Year-over-year for the first nine months, revenues from this business area have increased 25%.

- Telecommunications infrastructure: Revenues from this business area in the third quarter were approximately 30% of consolidated revenues. Sales of wireless products continued to decline. Sales of the US5G and other wireline synchronization products are gaining significant market share and now represent a major portion of this business area.

Reporting segments:

(Including inter-segment sales of $595,000 in the third quarter of fiscal 2010, $635,000 in the previous quarter, and $786,000 in the third quarter of fiscal 2009.)

- FEI-NY revenues were $7.4 million for this quarter, compared to $6.9 million in the preceding quarter, and $9.5 million in the third quarter of fiscal 2009. The FEI-NY segment includes revenues from all major business areas.

- Gillam-FEI recorded revenues of $3.8 million for this quarter, compared to $2.5 million in the preceding quarter and $2.4 million in the third quarter of fiscal 2009. The Gillam-FEI segment includes revenues primarily from wireline telecommunications infrastructure and from other network management products

- FEI-Zyfer revenues were $1.9 million for this quarter, compared to $2.6 million for the preceding quarter and $2.1 million in the third quarter of fiscal 2009. The majority of FEI-Zyfer's sales are derived from U.S. Government/DOD programs, and also include US5G sales.

Chief Financial Officer Alan Miller stated: "Our third quarter and nine-month gross margins improved substantially over the same periods of fiscal year 2009. Consequently, we were able to generate operating profits during the fiscal 2010 periods. We recorded $465,000 in positive operating cash flow for this past quarter; $3.1 million year-to-date and we anticipate adding another $2.8 million upon receipt of the tax refund. Frequency is on a very sound financial footing to take advantage of new opportunities."

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Friday, March 12, 2010, at 11:30 AM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through April 12, 2010. The archived call may also be retrieved at 1-877-660-6853 (domestic) or 1-201-612-7415 (international) using Passcodes (both are required for playback): Account: 286, Conference ID: 346964.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency's products are used in commercial, government and military systems, including satellite payloads, missiles, UAVs, aircraft, GPS, secure radios, SCADA, energy exploration and wireline and wireless communication networks.  Frequency has received over 60 awards of excellence for achievements in providing high performance electronic assemblies for over 120 space programs.  The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.  Subsidiaries and Affiliates: Gillam-FEI provides expertise in wireline network synchronization and SCADA; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications, and US5G and related wireline synchronization products; FEI-Asia provides cost-effective manufacturing and distribution capabilities in a high growth market.  Frequency's Morion affiliate supplies high-quality, cost-effective quartz oscillators and components.  The Elcom Technologies affiliate provides added resources for state-of-the-art RF microwave products.  Additional information is available on the Company's website: www.frequencyelectronics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Frequency Electronics, Inc. and Subsidiaries
Consolidated Condensed Summary of Operations

	Quarter Ended		Nine Months Ended
	January 31,		January 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
	(in thousands except per share data)

Revenues	$12,524	$13,208	$36,360	$40,297
Cost of Revenues	8,102	9,749	23,243	30,932
Gross Margin	4,422	3,459	13,117	9,365

Selling and Administrative	2,608	2,845	7,948	8,797
Research and Development	1,500	829	3,954	3,068
Operating Income (Loss)	314	(215)	1,215	(2,500)
Interest and Other, Net	(235)	295	(611)	237
Income (Loss) before Income Taxes	79	80	604	(2,263)
Income Tax Benefit	(1,970)	(19)	(1,970)	(696)
Net Income (Loss)	$2,049	$99	$2,574	$(1,567)

Net Income (Loss) per Share:
Basic	$0.25	$0.01	$0.31	$(0.19)
Diluted	$0.25	$0.01	$0.31	$(0.19)
Average Shares Outstanding
Basic	8,184,627	8,097,899	8,176,638	8,381,424
Diluted	8,222,574	8,097,899	8,197,367	8,381,424

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	January 31,	April 30,
	2010	2009
	(in thousands)

ASSETS
Cash & Marketable Securities	$16,912	$14,909
Accounts Receivable	9,924	10,775
Costs and Estimated Earnings in Excess of Billings	2,667	2,193
Inventories	28,585	26,051
Other Current Assets	3,307	2,143
Property, Plant & Equipment	7,016	7,961
Other Assets	13,335	13,888
	$81,746	$77,920

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$7,461	$8,040
Long-term Obligations and Other	10,751	10,714
Stockholders' Equity	63,534	59,166
	$81,746	$77,920
CONTACT: Frequency Electronics, Inc.
         Alan Miller, CFO
         General Joseph P. Franklin, Chairman
         (516) 794-4500
         www.frequencyelectronics.com